EX-99.(h)(3)

EXECUTION

AMENDMENT

TO

TRANSFER AGENCY AND SERVICES AGREEMENT

This Amendment (“Amendment”) is made as of the 13th day of December, 2019, by and between Goldman Sachs ETF Trust (the “Trust”) and THE BANK OF NEW YORK MELLON (“BNY Mellon”).

BACKGROUND:

A.

BNY Mellon and the Trust are parties to a Transfer Agency and Services Agreement dated as of April 22, 2015, as amended to date (the “Agreement”), relating to BNY Mellon’s provision of services to the Trust and each of its series listed on Schedule A to the Agreement, as such Schedule A may be amended from time to time (each a “Fund”).

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Schedule A to the Agreement is hereby deleted in its entirety and replaced with Schedule A attached hereto.

2.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)

The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

(d)

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

EXECUTION

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

GOLDMAN SACHS ETF TRUST
On behalf of each of its Funds Identified on Schedule A attached hereto

By:	/s/ Levee Brooks
Name:	Levee Brooks
Title:	Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ Robert Snyder
Name:	Robert Snyder
Title:	Managing Director

EXECUTION

SCHEDULE A

(Amended and Restated as of December 13, 2019)

Goldman Sachs Access Emerging Markets Local Currency Bond ETF*

Goldman Sachs Access Emerging Markets USD Bond ETF*

Goldman Sachs Access High Yield Corporate Bond ETF

Goldman Sachs Access Investment Grade Corporate Bond ETF

Goldman Sachs Access Inflation Protected USD Bond ETF

Goldman Sachs Access Treasury 0-1 Year ETF

(formerly, Goldman Sachs TreasuryAccess 0-1 Year ETF)

Goldman Sachs Access China Bond ETF*

Goldman Sachs Access Investment Grade Corporate 1-5 Year Bond ETF*

Goldman Sachs Access Investment Grade Corporate 10+ Year Bond ETF*

Goldman Sachs Access Total Bond Market ETF*

Goldman Sachs Access U.S. Aggregate Bond ETF*

Goldman Sachs Access U.S. Treasury Bond ETF*

Goldman Sachs ActiveBeta® Emerging Markets Equity ETF

Goldman Sachs ActiveBeta® Europe Equity ETF

Goldman Sachs ActiveBeta® International Equity ETF

Goldman Sachs ActiveBeta® Japan Equity ETF

Goldman Sachs ActiveBeta® U.S. Large Cap Equity ETF

Goldman Sachs ActiveBeta® U.S. Small Cap Equity ETF

Goldman Sachs Equal Weight U.S. Large Cap Equity ETF

Goldman Sachs Eurozone Banks ETF

Goldman Sachs Hedge Industry VIP ETF

Goldman Sachs JUST U.S. Large Cap Equity ETF

Goldman Sachs Motif Data-Driven World ETF

Goldman Sachs Motif Finance Reimagined ETF

Goldman Sachs Motif Human Evolution ETF

Goldman Sachs Motif Manufacturing Revolution ETF

Goldman Sachs Motif New Age Consumer ETF

Goldman Sachs Access Ultra Short Bond ETF

Goldman Sachs Emerging Markets Equity ETF*

Goldman Sachs International Equity ETF*

Goldman Sachs International Small Cap Equity ETF*

Goldman Sachs U.S. Equity ETF*

*	The Fund has not yet commenced operations. GSAM will provide BNY Mellon notice to commence services upon the Fund’s launch.